UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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☐	Definitive Proxy Statement

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The Providence Service Corporation

(Name of Registrant as Specified In Its Charter)

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PROVIDENCE SERVICE CORPORATION

June 1, 2009

Dear Fellow Providence Stockholder:

IMPORTANT NEWS!

We want to share with you some recent news that we are very excited about. As described in the press release printed inside, two of the nation’s leading independent proxy voting advisory services, Glass Lewis & Co. and PROXY Governance, Inc., whose clients include institutional investors, mutual funds, pension funds and other fiduciaries, have reached the same conclusion: that stockholders should vote for Providence’s nominees to its Board of Directors, Fletcher Jay McCusker and Kristi L. Meints, at Providence’s annual meeting of stockholders to be held on June 15, 2009.

YOUR VOTE IS IMPORTANT—VOTE THE WHITE PROXY CARD TODAY

Please vote your shares on the WHITE proxy card today. Your vote is important, no matter how many or how few shares you own. To vote your shares, please vote by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. On behalf of your Board of Directors, we thank you for your continued support of Providence.

Sincerely,

Fletcher Jay McCusker

Chairman of the Board of Directors

and Chief Executive Officer

Time is Short!

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

PROXY GOVERNANCE AND GLASS LEWIS RECOMMEND

THAT STOCKHOLDERS VOTE THE WHITE

PROXY CARD IN SUPPORT OF ALL PROVIDENCE NOMINEES

GOVERNANCE FIRMS QUESTION THE

EXPERIENCE OF THE AVALON GROUP’S NOMINEES

TUCSON, ARIZONA, June 1, 2009 – The Providence Service Corporation (Nasdaq: PRSC) today announced that two of the nation’s leading independent proxy advisory services, PROXY Governance, Inc. and Glass Lewis & Co., have issued recommendations to their clients that stockholders vote for Providence’s Board of Directors nominees, Fletcher Jay McCusker and Kristi L. Meints, at the Company’s annual meeting of stockholders to be held on June 15, 2009. The governance firms’ clients include institutional investors, mutual funds, pension funds and other fiduciaries.

In its report recommending that stockholders vote with Providence’s management for the director nominees, PROXY Governance, Inc. stated:

“Our analysis of the two competing slates of director nominees further compels us to support management, whose nominees for the 2009 annual meeting offer the depth and applicability of experience necessary to continue to lead the company. . . [W]e do not believe the dissident nominees have sufficient industry and board expertise to outweigh the loss of the two directors targeted by the proxy contest. Moreover, the board’s recent appointment of [Terence J. Cryan] demonstrates both an openness to strengthening the board with highly-experienced and appropriate new independent directors, and to seeking out shareholder input with regard to the board’s composition.”

In its report, PROXY Governance also commented on the success of the Providence Board in responding to the numerous challenges that Providence faced over the past year. The PROXY Governance report stated:

“. . . [W]e recognize that the board did ultimately follow a prudent and well-thought-out response to the economic risks the company faced, and appears to have pulled the company back from the brink. We therefore believe that shareholders would best be served by the re-election of the better qualified and experienced management nominees.”

In addition to recommending that stockholders vote with Providence’s management for the director nominees, the PROXY Governance report noted the following:

With respect to Providence’s executive compensation:

“The company’s executive compensation appears reasonable given its financial performance relative to peers.”

With respect to Providence’s performance:

“According to PROXY Governance’s performance analysis, the company has performed in line with peers over the past five years; the company ranks at the 28th percentile relative to the S&P 1500.”

In recommending that stockholders vote with Providence’s management for the director nominees, Glass Lewis noted that investors should be concerned regarding the experience and intentions of the Avalon Group and its nominees and that it did not believe that the Avalon Group’s nominees are the right individuals to effect change at Providence given the affiliation of the Avalon Group’s nominees with Avalon Correctional Services and its chief executive officer, sole director and controlling stockholder, Donald E. Smith.

The Glass Lewis report also commented on the one-sided transaction proposal made by the Avalon Group to Providence last November. That proposal, if accepted, would have facilitated the ability of the Avalon Group, with a proposed investment of potentially less than $1.0 million, to (1) immediately raise their aggregate voting interest in Providence from 18.6% to almost 25%, (2) obtain the ability, without further investment and in their sole discretion, to subsequently increase both their voting and their ownership interest in Providence to over 33%, and (3) in the interim, secure for themselves a greater than 42% annual dividend yield. The Providence Board, after due consideration, rejected such a one-sided proposal as not being in the best interests of ALL stockholders and being very detrimental to the interests of all stockholders of Providence other than the Avalon Group. The Glass Lewis report stated:

“The Avalon Group has pursued this proxy contest largely in response to the board’s unwillingness to enter into an investment agreement that the board determined would not have been in the interests of all shareholders. . .[I]n our opinion, the board acted responsibly with respect to the Dissident’s proposal.”

“We are pleased that these well-respected, independent third party advisors have carefully reviewed the voting alternatives and recommend that stockholders vote for Providence’s director nominees,” said Fletcher Jay McCusker, Providence’s Chairman and CEO.

To protect the value of their investment, Providence strongly recommends that all stockholders vote for their Board’s highly qualified nominees on the WHITE proxy card TODAY—by telephone, Internet, or by signing, dating and returning the WHITE proxy card. Stockholders that need assistance in voting their shares or have any questions are urged to call Providence’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834.

Important Information

On May 5, 2009, The Providence Service Corporation (the “Company”) began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Providence’s stockholders are strongly urged to read Providence’s definitive proxy statement as it contains important information. Stockholders may obtain an additional copy of Providence’s definitive proxy statement and any other documents filed by Providence with the Securities and Exchange Commission for free at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.provcorp.com. In addition, copies of Providence’s proxy materials may be requested by contacting Providence’s proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Providence’s stockholders is available in Providence’s definitive proxy statement filed with the SEC on May 1, 2009.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 81,000 clients through 1,019 contracts at March 31, 2009, with an estimated 6.7 million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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